CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2000 relating to the financial statements and financial statement schedules, which appears in Crown Cork & Seal Company's Annual Report on Form 10-K for the year ended December 31, 1999.



PricewaterhouseCoopers LLP
Philadelphia, PA
March 22, 2001